Exhibit 4.6

***Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type the registrant treats as private or confidential. Such omitted information is indicated by brackets (“[Redacted]”) in this exhibit.***

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is dated as of September 3, 2025, between Pintec Technology Holdings Limited, a Cayman Islands exempted company (the “Company”), and the purchaser identified on the signature page hereto (including its successors and assigns, the “Purchaser”).

WHEREAS, the Company intends to enter into a Share Transfer Agreement (the “Share Transfer Agreement”) with the Purchaser and other parties in the form, or substantially in the same form, of Exhibit I, under which the Purchaser agrees to transfer to the Company, and the Company agrees to purchase from the Purchaser, certain number of ordinary shares (the “Ziitech Shares”) of ZIITECH PTY LTD (the “Ziitech”), a proprietary company incorporated in Victoria, Australia, held by the Purchaser.

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to sell and issue to the Purchaser, and the Purchaser desires to purchase from the Company, certain number of class A ordinary shares of the Company as the consideration of Ziitech Shares transferred by the Purchaser to the Company, as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Action” means an action, suit, inquiry, notice of violation, proceeding or investigation before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in the PRC, Hong Kong, Australia or the United States of America are authorized or required by law or other governmental action to remain closed.

“Commission” means the United States Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning ascribed to such term in Section 3.1(b).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding Hong Kong, Macau Special Administrative Region and Taiwan.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means any subsidiary of the Company, and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

ARTICLE II.

PURCHASE AND SALE

2.1Purchase and Sale of Ordinary Shares. Upon the terms and subject to the conditions set forth herein, the Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell and issue to the Purchaser that number of Class A ordinary shares of a par value of US$0.000125 each of the Company (the “Ordinary Shares”) in exchange for Ziitech Shares (or, the “Purchase Price”) as specified below the Purchaser’s name on the signature page of this Agreement and next to the heading “Purchased Shares” and “Purchase Price”, respectively. The Ordinary Shares issued to the Purchaser pursuant to this Agreement shall be referred to herein as the “Purchased Shares”.

2.2	Closing.

(a)Closing. Subject to Section 2.3, the closing of the purchase and sale of the Purchased Shares hereunder (the “Closing”, and the date of Closing, the “Closing Date”) pursuant to Section 2.1 shall take place remotely via the electronic exchange of documents and signatures within ten (10) Business Days, or such other later date as the Company and the Purchaser may mutually agree upon.

(b)Payment and Delivery. On the Closing Date, the Purchaser shall pay its Purchase Price to the Company by delivering an updated register of members and a true copy of share certificate certified by the registered agent of Ziitech, be duly filed to and maintained by the Australian Securities and Investments Commission or other appropriate institutions, reflecting the Company as the holder of all the Ziitech Shares, and the Company shall deliver an extract of the updated register of members of the Company evidencing the allotment and issuance of the Purchased Shares to the Purchaser.

2.3	Closing Conditions.

(a)The obligation of the Company to sell, issue and deliver the Purchased Shares to the Purchaser as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may only be waived in writing by the Company in its sole discretion:

(i)the accuracy in all material respects of the representations and warranties of the Purchaser contained herein when made and on the Closing Date;

(ii)all closing conditions specified set forth in ARTICLE VI of the Share Transfer Agreement shall have been completed or waived by the Company; and

(iii)all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the Closing shall have been performed.

(b)The obligation of the Purchaser to purchase and pay for the Purchased Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may only be waived in writing by the Purchaser in its sole discretion:

(i)the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) of the representations and warranties of the Company contained herein when made and on the Closing Date (unless as of a specific date therein in which case they shall be accurate in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) as of such date);

(ii)all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing shall have been performed; and

(iii)the execution, delivery and performance by the Company of this Agreement shall have been approved by the Board of Directors.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1Representations and Warranties of the Company. Subject to such exceptions as may be specifically set forth in the disclosure schedule delivered by the Company to the Purchaser as of the date hereof and attached hereto as Schedule I (the “Disclosure Schedule”), the Company hereby makes the following representations and warranties to the Purchaser:

(a)Subsidiaries. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective memorandum and articles of association or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity, to the extent the concept of good standing applies, in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s shareholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)No Conflicts. The execution, delivery and performance by the Company of this Agreement, the sale and issuance of the Purchased Shares and the consummation by it of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s memorandum and articles of association or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)Consents and Approvals. The Company is not required to obtain any prior consent, waiver, authorization or order of, give any prior notice to, or make any prior filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement, other than approval(s) by resolutions of the Board of Directors (collectively, the “Required Approvals”).

(f)Valid Issuance. The Purchased Shares are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in this Agreement.

3.2Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein, in which case they shall be accurate as of such date):

(a)Organization; Authority. The Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement and performance by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of the Purchaser. This Agreement has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)Restricted Securities. The Purchaser (i) understands that the Purchased Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law, (ii) is acquiring the Purchased Shares as principal for its own account and not with a view to or for distributing or reselling such Purchased Shares or any part thereof in violation of the Securities Act or any applicable state securities law, (iii) has no present intention of distributing any of such Purchased Shares in violation of the Securities Act or any applicable state securities law, (iv) has no direct or indirect arrangements or understandings with any other persons to distribute or regarding the distribution of such Purchased Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting the Purchaser’s right to sell the Purchased Shares pursuant to a registration statement or otherwise in compliance with applicable federal and state securities laws), and (v) is acquiring the Purchased Shares hereunder in the ordinary course of its business.

(c)Purchaser Status. At the time the Purchaser was offered the Purchased Shares, it was, and as of the date hereof it is, and on the Closing Date, it will be either: (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. If it is not a U.S. Person (as defined in Regulation S), the Purchaser (i) acknowledges that the certificate(s) representing or evidencing the Purchased Shares shall contain a customary restrictive legend restricting the offer, sale or transfer of any Purchased Shares except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, (ii) agrees that all offers and sales by the Purchaser of the Purchased Shares shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or a transaction not subject to the registration requirements of, the Securities Act, (iii) represents that the offer to purchase the Purchased Shares was made to the Purchaser outside of the United States, and the Purchaser was, at the time of the offer and will be, at the time of the sale and is now, outside the United States, (iv) has not engaged in or directed any unsolicited offers to purchase the Purchased Shares in the United States, (v) is not a Distributor (as such terms are defined in Rule 902(k) and 902(d), respectively, of Regulation S), (vi) has purchased the Purchased Shares for its own account and not for the account or benefit of any U.S. Person (as defined in Regulation S), (vii) is the sole beneficial owner of the Purchased Shares and has not pre-arranged any sale with the Purchaser in the United States, and (viii) is familiar with and understands the terms and conditions and requirements contained in Regulation S, specifically, without limitation, the Purchaser understands that the statutory basis for the exemption claimed for the sale of the Purchased Shares would not be present if the sale, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act. If the Purchaser is in Australia, the Purchaser represents and warrants that it is a “sophisticated investor” for the purposes of the Corporations Act 2001 (Cth) (Corporations Act) as the amount payable for the Purchased Shares is at least A$500,000 and therefore, it is a person to whom offers and issues of the Purchased Shares may lawfully be made without the need for disclosure to investors under Chapter 6D of the Corporations Act.

(d)Experience. The Purchaser is a sophisticated purchaser with knowledge and experience in financial and business matters such that the Purchaser is capable of evaluating the merits and risks of the investment in the Purchased Shares. The Purchaser is able to bear the economic risks of an investment in the Purchased Shares and is or will be able to afford a complete loss of such investment. The Purchaser understands and acknowledges that the Company has or may have inside information concerning the Company and its Affiliates including, but not limited to, the short term and long-term plans of the Company and its Affiliates. The Purchaser understands and acknowledges that such information may be indicative of a value of the Purchased Shares that is or may be substantially different than the value reflected in this Agreement and the Company may be unable or unwilling to disclose this information to the Purchaser, even though such information may be material to its decision to purchase the Purchased Shares on the terms set forth herein. With full recognition of the foregoing, and acknowledging that the Company is or may be in possession of material non-public information of the nature described above, and after discussing these matters with its counsel and such other advisors as it deems appropriate, the Purchaser wishes to consummate the transactions contemplated under this Agreement on the terms set forth herein.

(e)General Solicitation. The Purchaser is not purchasing the Purchased Shares as a result of any advertisement, article, notice or other communication regarding the Purchased Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of the Purchaser, any other general solicitation or general advertisement.

(f)Access to Information. The Purchaser acknowledges that it has had the opportunity to review this Agreement (including all exhibits and schedules hereto) and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Purchased Shares and the merits and risks of investing in the Purchased Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(g)Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, the Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser, directly or indirectly executed any purchases or sales, including Short Sales (as defined in Rule 200 of Regulation SHO under the Exchange Act), of the securities of the Company during the period commencing as of the time that the Purchaser first engaged in discussion (written or oral) with the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the Closing Date. The Purchaser has maintained the confidentiality of all disclosures made to it in connection with the transaction contemplated hereunder (including the existence and terms hereof), except on a need-to-know basis to the Purchaser’s representatives, including, without limitation, its and its Affiliates’ officers, directors, partners, legal and other advisors, employees, agents.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1Certain Transactions and Confidentiality. The Purchaser covenants that neither it nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales of the Company’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced. The Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, the Purchaser will maintain the confidentiality of the existence and terms of this transaction and the information provided to the Purchaser.

4.2Lock-up. The Purchaser agrees that it will not, during the period commencing on the date hereof and ending on the 180th day after the Closing Date, (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Purchased Shares, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Purchased Shares. The Purchaser further understands that the provisions of this Section 4.2 shall be binding upon the Purchaser’s legal representatives, successors and assigns.

ARTICLE V.

MISCELLANEOUS

5.1Termination. This Agreement may be terminated by (i) mutual consent of the Company and the Purchaser; or (ii) by the Company if the Closing has not occurred within three (3) months or other longer period solely decided by the Company after the signing date.

5.2Fees and Expenses. Each party shall pay fees and expenses, by itself, of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

5.3Entire Agreement. The Agreement, together with the exhibits and schedules hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email attachment at the email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Business Day, (b) the next Business Day after the time of transmission, if such notice or communication is delivered via email attachment at the email address as set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (c) the second (2nd) Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or

(d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser (other than by merger). Without prior written consent of the Company, the Purchaser may not assign any or all of its rights or obligations under this Agreement to any Person.

5.8No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.9Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

5.10Survival. The representations and warranties contained herein shall terminate and be without further force or effect on the Closing Date.

5.11Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

5.12Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchaser and the Company will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Agreement and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate.

(Signature Pages Follow)

[SIGNATURE PAGES TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PINTEC TECHNOLOGY HOLDINGS LIMITED

By:	/s/ Zexiong Huang
Name:	Zexiong Huang
Title:	Director

Address for Notice: [REDACTED]
[REDACTED]
E-Mail: [REDACTED]

[SIGNATURE PAGES TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Share Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Udesignlab Investments Pty Ltd

Signature of Authorized Signatory of Purchaser:	/s/ FANGYI CHEN

Name of Authorized Signatory:	FANGYI CHEN

Title of Authorized Signatory:	Director

Email Address of Authorized Signatory:	[REDACTED]

Address for Notice to Purchaser:	[REDACTED]

Purchase Price:	241,050 of Ziitech Shares

Purchased Shares:	28,206,499 of Class A ordinary shares

LIST OF SCHEDULE AND EXHIBIT

Schedule I	Disclosure Schedule
Exhibit I	Share Transfer Agreement

Schedule I

Disclosure Schedule

Exhibit I

Share Transfer Agreement